SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549-1004





                                    FORM 8-K
                    CURRENT REPORT PURSUANT TO SECTION 13 OF
                       THE SECURITIES EXCHANGE ACT OF 1934



          Date of Report
(Date of earliest event reported) January 16, 2002
                                  ----------------




                           GENERAL MOTORS CORPORATION
              -----------------------------------------------------
             (Exact name of registrant as specified in its charter)




      STATE OF DELAWARE                 1-143                 38-0572515
----------------------------   -----------------------    -------------------
(State or other jurisdiction   (Commission File Number)   (I.R.S. Employer
 of incorporation)                                        Identification No.)




   300 Renaissance Center, Detroit, Michigan                 48265-3000
--------------------------------------------                 ----------
  (Address of principal executive offices)                   (Zip Code)







Registrant's telephone number, including area code       (313)-556-5000
                                                         --------------

ITEM 5. OTHER EVENTS

      On January 16, 2002, a news release was issued on the subject of fourth quarter consolidated earnings for General Motors Corporation (GM). The news release did not include certain financial statements, related footnotes and certain other financial information that will be filed with the Securities and Exchange Commission as part of GM's Annual Report on Form 10-K. The following is the fourth quarter earnings release for GM, and their subsidiary Hughes Electronics Corporation's (Hughes) earnings release dated January 15, 2002.

         GM EARNS $1.5 BILLION, OR $3.23 PER SHARE IN CALENDAR-YEAR 2001 FOURTH QUARTER EARNINGS TOTAL $255 MILLION, OR $0.60 PER SHARE

               --  MARKET MOMENTUM, COST REDUCTIONS, STRONG
                   CASH GENERATION ARE KEY DRIVERS

               --  GMAC HAS SEVENTH-STRAIGHT YEAR OF EARNINGS GROWTH

     DETROIT -- Market-share gains spurred by strong new product entries coupled with an intense focus on reducing costs partially offset relentless price pressures as General Motors Corp. (NYSE: GM, GMH) earned $1.5 billion, or $3.23 diluted earnings per share, in calendar-year 2001 on revenues of $177.3 billion, excluding special items. That compares with earnings of $5.0 billion, or $8.58 per share, and revenues of $183.3 billion in the prior year, excluding special items. Including special items, GM had net income of $601 million, or $1.77 per share, in 2001; this compares with $4.5 billion, or $6.68 per share, in the prior year.

     GM earned $255 million, or $0.60 per share, in the fourth quarter of 2001, including the approximately $97 million, or $0.14 per share, unfavorable effect of the currency devaluation in Argentina. This compares with $609 million, or $1.15 per share, in the fourth quarter of 2000, excluding special items. There were no special items in the fourth quarter of 2001. GM financial results described throughout the remainder of this release exclude special items unless otherwise noted (see Highlights).

      "Our performance in 2001 was quite strong considering all of the challenges we faced, and we intend to continue building momentum throughout the coming year," said GM Chairman Jack Smith. "Our market-share gains demonstrate that GM's dedication to developing innovative new products is paying off in the marketplace. Our focus in the coming year is to build on our market success and make further improvements in our financial performance."

     "We're in good shape to meet the tough competitive challenges in the year ahead," said GM President and Chief Executive Officer Rick Wagoner. "We gained momentum in the fourth quarter with our great products and the highly successful Keep America Rolling marketing campaign, ending the year with low U.S. dealer inventories. As we continue to introduce more new models this year, and intensify our focus on efficiencies and cost reductions, we're well-positioned when the economy rebounds."

     Cash, marketable securities, and assets of the Voluntary Employees' Beneficiary Association (VEBA) trust invested in short-term fixed-income securities, excluding Hughes, totaled $11.5 billion at Dec. 31, 2001, compared with $11.0 billion at Sept. 30, 2001.

                            GM AUTOMOTIVE OPERATIONS

     GM's global automotive operations earned $708 million in calendar-year 2001, compared with $3.9 billion in 2000. Fourth-quarter earnings totaled $66 million versus $393 million in the prior-year period. Wholesale volume declined approximately 8 percent in calendar-year 2001, and approximately 6 percent in the fourth quarter, compared with the same periods of 2000.

     Lower sales volume and strong pricing competition affected results in North America, where GM's annual wholesale vehicle sales declined 11 percent from prior-year levels. Similar pricing pressures affected Europe, along with the shift in consumer preference toward smaller, less-profitable vehicles and unfavorable country mix. Net price retention in calendar-year 2001 was negative
1.3 percent in both North America and Europe.

     Results in the Asia-Pacific region were driven by strong profitability and market leadership by Australia-based Holden. In the Latin
America/Africa/Mid-East region, market share was the highest for a fourth quarter in 12 years and sales volume increased. However, pricing pressure from the supplier community, based partially on the decline in value of the Brazilian currency, and unfavorable product mix offset these gains.

     GM increased its calendar-year market share in the United States for the first time since 1990, as its strong truck lineup broke the industry record for truck sales. Sales of full-size pickups were the best since 1978, and GM shattered the all-time industry sport utility vehicle (SUV) sales record, becoming the first manufacturer to sell more than one million SUVs in a calendar year. GM's share of the U.S. truck market increased 2.2 percentage points to
29.2 percent for 2001, while total vehicle share increased 0.3 percentage points, totaling 28.1 percent for the year. Particularly significant was the improved mix of retail sales as GM continued to focus its sales efforts on the more profitable retail side of the business. Retail sales increased 2.8 percentage points to 81.6 percent of all GM U.S. sales.

     GM also gained market share in the GM North America (GMNA), Latin America/Africa/Mid-East (GMLAAM), and Asia-Pacific (GMAP) regions, while holding share steady in GM Europe (GME). GM's global market share totaled 15.1 percent in 2001, compared with 15.0 percent in 2000. Combined sales of GM and its automotive alliance partners - Fiat Auto, Fuji Heavy Industries (Subaru), Isuzu Motor Corp., and Suzuki Motor Corp. - represented 23.7 percent of the global automotive market in 2001, compared with 23.3 percent in the prior year.

     "To translate our market success into higher profits, our global automotive operations continue to focus on improving quality and increasing productivity, and our entire company is concentrating on reducing costs," Wagoner said. "We've targeted significant reductions in material and structural costs for 2002, in addition to reducing non-product-related capital expenditures."

     In the 2001 Harbour Report, GM's manufacturing operations outpaced all other multi-plant manufacturers in North America with an overall productivity improvement of nearly 8.5 percent. In addition, GM scored the biggest improvement of any automaker in the 2001 J.D. Power & Associates initial quality survey. GM not only achieved the highest quality gains, but also led all U.S. automakers and is closing the gap with the best Japanese manufacturers.

     General Motors is receiving very positive reaction from the three new production vehicles and five concept cars that were unveiled to automotive journalists from around the world last week at the 2002 North American International Auto Show in Detroit. "The excitement that these vehicles generated amplifies the overall enthusiasm our products are generating in the market," Wagoner said. "We intend to build on this momentum by introducing nearly 40 new products between now and 2003, including six in the crucial entry-level market. This is continuing evidence that GM's aggressive product program, focused on great designs, excellent handling and innovation, is paying off."

     GM vehicles have received more than 70 awards since the beginning of 2001, including the following highly influential citations:

         - Motor Trend "SUV of the Year" - GMC Envoy
         - Motor Trend "Truck of the Year" - Chevrolet Avalanche
         - "North American Truck of the Year" - Chevrolet TrailBlazer
         - AutoWeek North American International Auto Show Awards - Cadillac Cien and Pontiac Solstice concept cars
         - "International Van of the Year" - First Place: Opel Vivaro; Second Place: Opel Combo
         -  Brazilian Automotive Press Association "Popular Car of the Year"
            - Chevrolet Celta; "SUV of the Year" - Chevrolet Tracker (Vitara)

                                      GMAC

     For 2001, GMAC achieved income growth for the seventh consecutive year and posted record earnings for the third-straight year. GMAC's 2001 earnings of $1.8 billion were 9.4 percent higher than during the prior year.

     GMAC's fourth-quarter earnings in 2001 of $435 million were up $26 million, or more than 6 percent, from a year ago. Earnings from Financing Operations increased as higher asset levels and the positive impact from lower market interest rates more than offset weaker residual values and higher credit losses. For the quarter, Insurance Operations posted higher earnings as increases in underwriting income more than offset lower capital gains. Mortgage Operations were down slightly year-over-year but still achieved the second highest quarterly profit as strong new origination volumes kept pace with the high refinancing activity.

                                     HUGHES

     Calendar-year losses at Hughes totaled $525 million for 2001, compared with $303 million in the prior year. Hughes lost $131 million in the fourth quarter of 2001, compared with a loss of $74 million in the prior-year period, primarily because of the cost of adding DIRECTV subscribers.

     Hughes revenues were up 4 percent in the fourth quarter of 2001. Total DIRECTV subscriptions increased to 12.3 million, with approximately 518,000 more subscribers than in the third quarter of 2001, an increase of 4.4 percent. Total subscriptions were up 1.5 million from year-end-2000 levels.

                     PROFIT SHARING, INCENTIVE COMPENSATION

     Based on GM's financial results in 2001, there will be no profit-sharing payments to hourly workers in the United States. In addition, there will be no annual incentive awards for GM executives, or enhanced variable pay for eligible U.S. and Canadian salaried employees.

                                  LOOKING AHEAD

     GM has forecast total U.S. industry vehicle sales to be in the range of
15.0 million to 15.5 million units, and industry sales in Europe of approximately 18.5 million units. Sales in the Latin America/Africa/Mid-East and Asia-Pacific regions are expected to be relatively flat compared with 2001. U.S. dealer inventories are lean at less than 1 million units, and first-quarter North American production is expected to increase 7 percent over the first quarter of 2001. Net price retention in the first quarter is expected to be consistent with the prior guidance for the calendar year at approximately negative 1 percent. Based on these factors and considering the high-degree of economic uncertainty, GM's earnings target for the 2002 calendar year, excluding Hughes, remains at $3.00 per share, and first-quarter earnings are now expected to be approximately $1.00 per share. Including Hughes, the targets are approximately $2.60 per share for the calendar year, and $0.90 per share for the first quarter.



                                      # # #


   In this press release and related comments by General Motors management, our use of the words "outlook," "expect," "anticipate," "estimate," "forecast," "project," "likely," "objective," "plan," "designed," "goal" and similar expressions is intended to identify forward looking statements. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, actual results may differ materially due to numerous important factors that are described in GM's most recent report on SEC Form 10-K (at page II-10,11) which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. Such factors include, among others, the following: changes in economic conditions, currency exchange rates or political stability; shortages of fuel, labor strikes or work stoppages; market acceptance of the corporation's new products; significant changes in the competitive environment; changes in laws, regulations and tax rates; and the ability of the corporation to achieve reductions in cost and employment levels to realize production efficiencies and implement capital expenditures at levels and times planned by management.

                                 General Motors Corporation
                             List of Special Items - After Tax
                                  (dollars in millions)

                                            Year to Date 2001
                                 ----------------------------------------
                                                                    Other
                                 GMNA    GME   GMLAAM GMAP  Hughes   ACO
                                 ----    ---   ------ ----  ------  -----

   Reported Net Income (Loss)   $1,270  $(765) $(81) $(57)  $(618) $(916)

   Ste. Therese Charge (A)         194      -     -     -       -      -

   Raytheon Settlement (B)           -      -     -     -       -    474

   Gain on Sale of Thomson (C)       -      -     -     -     (67)     -

   SkyPerfecTV! Writedown (D)        -      -     -     -     133      -

   Severance Charge (E)              -      -     -     -      40      -

   DirecTV Japan Adjustment (F)      -      -     -     -     (21)     -

   Isuzu Restructuring (G)           -      -     -   133       -      -

   SFAS 133 (H)                     14     (2)    1     1       8      -

                                 -----    ---   ---   ---     ---    ---
   Adjusted Net Income (Loss)   $1,478  $(767) $(80)  $77   $(525) $(442)
                                 =====    ===    ==    ==     ===    ===


                                 Total          Other   Total  Diluted
                                  ACO     GMAC   FIO     GM      EPS
                                 -----   ------ -----   -----  -------

   Reported Net Income (Loss)  $(1,167) $1,786   $(18)   $601   $1.77

   Ste. Therese Charge (A)         194       -      -     194    0.35

   Raytheon Settlement (B)         474       -      -     474    0.85

   Gain on Sale of Thomson (C)     (67)      -      -     (67)  (0.04)

   SkyPerfecTV! Writedown (D)      133       -      -     133    0.08

   Severance Charge (E)             40       -      -      40    0.02

   DirecTV Japan Adjustment (F)    (21)      -      -     (21)  (0.01)

   Isuzu Restructuring (G)         133       -      -     133    0.24

   SFAS 133 (H)                     22     (34)     -     (12)  (0.03)
                                   ---   -----     --   -----    ----
   Adjusted Net Income (Loss)    $(259) $1,752   $(18) $1,475   $3.23
                                   ===   =====     ==   =====    ====

   A) The Ste. Therese Charge relates to the previously announced closing of the Ste. Therese, Quebec assembly plant.
   B) The Raytheon Settlement relates to Hughes' settlement with the Raytheon Company on a purchase price adjustment related to Raytheon's 1997 merger with Hughes Defense.
   C) The Gain on Sale of Thomson relates to Hughes' sale of 4.1 million shares of Thomson Multimedia common stock.

                           General Motors Corporation
                        List of Special Items - After Tax


   D) The SkyPerfecTV! Writedown relates to Hughes' non-cash charge from the revaluation of its investment.
   E) The Severance Charge relates to Hughes' 10% company-wide workforce reduction in the U.S.
   F) The DirecTV Japan Adjustment relates to a favorable adjustment to the expected costs associated with the shutdown of Hughes' DirecTV Japan business.
   G) The Isuzu Restructuring charges include General Motors' portion of severance payments and asset impairments that were part of the second quarter restructuring of its affiliate Isuzu Motors Ltd.
   H) The SFAS 133 adjustment represents the net impact during the first quarter 2001 from initially adopting SFAS No. 133, Accounting for Derivatives and Hedging Activities.

                           General Motors Corporation
                        List of Special Items - After Tax
                              (dollars in millions)

                                            Year to Date 2000
                                 ----------------------------------------
                                                                    Other
                                 GMNA    GME   GMLAAM GMAP  Hughes   ACO
                                 ----    ---   ------ ----  ------  -----

   Reported Net Income (Loss)   $3,174  $(676)  $26  $(233)   $829 $(281)

   Phase-out of Oldsmobile (I)     939      -     -      -       -     -

   Postemployment Benefits (J)     294      -     -      -       -     -

   Capacity Reduction (K)            -    419     -      -       -     -

   Satellite Businesses Gain (L)     -      -     -      -  (1,132)    -

                                 -----    ---    --    ---   -----   ---
   Adjusted Net Income (Loss)   $4,407  $(257)  $26  $(233)  $(303)$(281)
                                 =====    ===    ==    ===   =====   ===


                                 Total          Other   Total  Diluted
                                  ACO     GMAC   FIO     GM      EPS
                                 -----   ------ -----   -----  -------

   Reported Net Income (Loss)    $2,839 $1,602    $11   $4,452   $6.68

   Phase-out of Oldsmobile (I)      939      -      -      939    1.59

   Postemployment Benefits (J)      294      -      -      294    0.50

   Capacity Reduction (K)           419      -      -      419    0.71

   Satellite Businesses Gain (L) (1,132)     -      -   (1,132)  (0.90)

                                  -----  -----     --    -----    ----
   Adjusted Net Income (Loss)    $3,359 $1,602    $11   $4,972   $8.58
                                  =====  =====     ==    =====    ====


   I) The Phase-out of Oldsmobile relates to the costs associated with GM's decision in the fourth quarter of 2000 to phase-out the Oldsmobile division as the current model lineup product lifecycles come to an end, or when the models are no longer economically viable.
   J) The Postemployment Benefits charge relates to postemployment costs for termination and other postemployment benefits associated with four North American manufacturing facilities slated for conversion and capacity reduction (Oklahoma City, Oklahoma; Delta Engine, Lansing, Michigan; Springhill, Tennessee; and Wilmington, Delaware).
   K) The Capacity Reduction adjustment relates to costs associated with the reduction in production capacity, including the restructuring of Vauxhall Motors Limited's manufacturing operations in the U.K.
   L) The Satellite Businesses Gain relates to the sale of Hughes' satellite systems manufacturing businesses to The Boeing Company.

                           General Motors Corporation
                        List of Special Items - After Tax
                              (dollars in millions)

                                            Fourth Quarter 2000
                                 ----------------------------------------
                                                                    Other
                                 GMNA    GME   GMLAAM GMAP  Hughes   ACO
                                 ----    ---   ------ ----  ------  -----

   Reported Net Income (Loss)    $(254) $(882) $(16) $(107) $1,058 $(119)

   Phase-out of Oldsmobile (I)     939      -     -      -       -     -

   Postemployment Benefits (J)     294      -     -      -       -     -

   Capacity Reduction (K)            -    419     -      -       -     -

   Satellite Businesses Gain (L)     -      -     -      -  (1,132)    -

                                   ---    ---    --    ---   -----   ---
   Adjusted Net Income (Loss)     $979  $(463) $(16) $(107)   $(74)$(119)
                                   ===    ===    ==    ===   =====   ===


                                 Total          Other    Total Diluted
                                  ACO     GMAC   FIO      GM     EPS
                                 -----   ------ -----    ----- -------

   Reported Net Income (Loss)     $(320)  $409    $ -      $89  $(1.16)

   Phase-out of Oldsmobile (I)      939      -      -      939    1.68

   Postemployment Benefits (J)      294      -      -      294    0.53

   Capacity Reduction (K)           419      -      -      419    0.75

   Satellite Businesses Gain (L) (1,132)     -      -   (1,132)  (0.65)

                                  -----    ---     --    -----    ----
   Adjusted Net Income (Loss)      $200   $409    $ -     $609   $1.15
                                  =====    ===     ==    =====    ====



   See page 8 for footnotes (I) - (L).

                           General Motors Corporation
                      Adjusted Corporate Financial Results

                                    Fourth Quarter        Year to Date
                                    --------------       --------------
                                    2001(1)    2000(1)   2001(1)   2000(1)
                                    ----       ----      ----      ----

     Total net sales and
      revenues ($Mil's)           $45,950   $45,001   $177,268  $183,292

     Consolidated net
      income ($Mil's)                $255      $609     $1,475    $4,972

     Net margin from
      consolidated net income         0.6%      1.4%       0.8%      2.7%

     GM $1-2/3 par value
      earnings per share
      Basic EPS                     $0.61     $1.16      $3.26     $8.72
      Diluted EPS                   $0.60     $1.15      $3.23     $8.58

     GM Class H
      earnings per share
      Basic EPS                    $(0.12)   $(0.08)    $(0.48)   $(0.31)
      Diluted EPS                  $(0.12)   $(0.08)    $(0.48)   $(0.31)

     Earnings attributable to
      GM $1-2/3 par value ($Mil's)
      Consolidated net income        $255      $609     $1,475    $4,972
      Preferred dividends             (23)      (27)       (99)     (110)
      Losses attributable
        to GM Class H                 105        66        419       210
                                      ---       ---      -----     -----
        Total earnings attributable
         to GM $1-2/3 par value      $337      $648     $1,795    $5,072
                                      ===       ===      =====     =====

     GM $1-2/3 par value average
      shares outstanding (Mil's)
      Basic shares                    556       559        551       582
      Diluted shares                  559       564        556       591

     Cash dividends per share
      of common stocks
      GM $1-2/3 par value           $0.50     $0.50      $2.00     $2.00
      GM Class H                        -         -          -         -

     Book value per share of
      common stocks at Dec. 31
      GM $1-2/3 par value          $24.79    $39.36
      GM Class H                    $4.96     $7.87

     Total cash at Dec. 31,
      excluding Hughes($Bil's) (2)  $11.5     $11.8

     Automotive, Communications Services,
      and Other Operations ($Mil's)
      Depreciation                 $1,092    $1,127     $4,331    $4,091
      Amortization of special
        tools                         613       576      2,360     2,428
      Amortization of intangible
        assets                         70        99        308       308
                                    -----     -----      -----     -----
        Total                      $1,775    $1,802     $6,999    $6,827
                                    =====     =====      =====     =====

     See footnotes on page 14.

                           General Motors Corporation
                       Adjusted Segment Financial Results

                                    Fourth Quarter        Year to Date
                                    --------------       --------------
                                    2001(1)    2000(1)   2001(1)   2000(1)
                                    ----       ----      ----      ----
     (dollars in millions)
     Total net sales and revenues
      GMNA                        $27,446   $27,434   $106,938  $113,418
      GME                           6,084     6,043     23,700    25,358
      GMLAAM                        1,387     1,431      5,833     5,713
      GMAP                          1,063     1,001      4,201     3,606
                                   ------    ------    -------   -------
        Total GMA                  35,980    35,909    140,672   148,095
      Hughes                        2,285     2,188      8,318     8,654
      Other                         1,034       523      2,501     2,538
                                   ------    ------    -------   -------
        Total ACO                  39,299    38,620    151,491   159,287
      GMAC                          6,565     6,218     25,480    23,661
      Other Financing                  86       163        297       344
                                   ------    ------    -------   -------
        Total FIO                   6,651     6,381     25,777    24,005
                                   ------    ------    -------   -------
         Consolidated net sales
           and revenues           $45,950   $45,001   $177,268  $183,292
                                   ======    ======    =======   =======

     Pre-tax income (loss)
      GMNA                           $528    $1,380     $2,051    $6,448
      GME                            (345)     (637)    (1,092)     (275)
      GMLAAM                         (150)      (78)       (79)     (155)
      GMAP                            (17)      (47)        27       (21)
                                      ---       ---      -----     -----
        Total GMA                      16       618        907     5,997
      Hughes (3)                     (213)     (121)      (786)     (541)
      Other                          (135)     (147)      (537)     (307)
                                      ---       ---      -----     -----
        Total ACO                    (332)      350       (416)    5,149
      GMAC                            730       658      2,872     2,579
      Other Financing                 (24)       (9)       (58)        4
                                      ---       ---      -----     -----
        Total FIO                     706       649      2,814     2,583
                                      ---       ---      -----     -----
        Consolidated pre-tax
         income                      $374      $999     $2,398    $7,732
                                      ===       ===      =====     =====


     Net income (loss)
      GMNA                           $392      $979     $1,478    $4,407
      GME                            (240)     (463)      (767)     (257)
      GMLAAM                         (111)      (16)       (80)       26
      GMAP                             25      (107)        77      (233)
                                      ---       ---      -----     -----
        Total GMA                      66       393        708     3,943
      Hughes (3)(4)                  (131)      (74)      (525)     (303)
      Other                          (120)     (119)      (442)     (281)
                                      ---       ---      -----     -----
        Total ACO                    (185)      200       (259)    3,359
      GMAC                            435       409      1,752     1,602
      Other Financing                   5         -        (18)       11
                                      ---       ---      -----     -----
        Total FIO                     440       409      1,734     1,613
                                      ---       ---      -----     -----
         Consolidated net income     $255      $609     $1,475    $4,972
                                      ===       ===      =====     =====



     See footnotes on page 14.

                           General Motors Corporation
                Supplementary Adjusted Segment Financial Results

                                    Fourth Quarter        Year to Date
                                    --------------       --------------
                                    2001(1)    2000(1)   2001(1)   2000(1)
                                    ----       ----      ----      ----
     (dollars in millions)
     Income tax expense (benefit)
      GMNA                           $150      $365       $537    $1,969
      GME                             (72)     (173)      (284)       (9)
      GMLAAM                          (38)      (48)       (17)     (122)
      GMAP                             17        (4)        24        17
                                       --       ---        ---     -----
        Total GMA                     $57      $140       $260    $1,855
                                       ==       ===        ===     =====

     Equity income (loss) and
      minority interests
      GMNA                            $14      $(36)      $(36)     $(72)
      GME                              33         1         41         9
      GMLAAM                            1        14        (18)       59
      GMAP                             59       (64)        74      (195)
                                      ---        --         --       ---
        Total GMA                    $107      $(85)       $61     $(199)
                                      ===        ==         ==       ===

     Effective income tax rate
      GMNA                           28.4%     26.4%      26.2%     30.5%
      GME                            20.9%     27.2%      26.0%      3.3%
      GMLAAM                         25.3%     61.5%      21.5%     78.7%
      GMAP                         (100.0%)     8.5%      88.9%    (81.0%)
      Total ACO (6)                  31.0%     17.0%      31.0%     31.0%

     Net margins
      GMNA                            1.4%      3.6%       1.4%      3.9%
      GME                            (3.9%)    (7.7%)     (3.2%)    (1.0%)
      GMLAAM                         (8.0%)    (1.1%)     (1.4%)     0.5%
      GMAP                            2.4%    (10.7%)      1.8%     (6.5%)
      Total GMA                       0.2%      1.1%       0.5%      2.7%
      Hughes (3)(4)                  (5.7%)    (3.4%)     (6.3%)    (3.5%)
      Total ACO                      (0.5%)     0.5%      (0.2%)     2.1%
      GMAC                            6.6%      6.6%       6.9%      6.8%
      Consolidated net income         0.6%      1.4%       0.8%      2.7%



     See footnotes on page 14.

                           General Motors Corporation
                              Operating Statistics

                                    Fourth Quarter        Year to Date
                                    --------------       --------------
                                    2001       2000      2001      2000
                                    ----       ----      ----      ----
     (units in thousands)
     Worldwide Wholesale Sales
      United States - Cars           501        597      2,054    2,514
      United States - Trucks         644        611      2,433    2,517
                                   -----      -----      -----    -----
        Total United States        1,145      1,208      4,487    5,031
      Canada, Mexico, and Other      167        174        649      744
                                   -----      -----      -----    -----
        Total GMNA                 1,312      1,382      5,136    5,775
      GME                            401        445      1,760    1,879
      GMLAAM                         166        164        666      634
      GMAP                           100        113        460      458
                                   -----      -----      -----    -----
        Total Worldwide            1,979      2,104      8,022    8,746
                                   =====      =====      =====    =====

     Vehicle Unit Deliveries
      Chevrolet - Cars               193        185        830      891
      Chevrolet - Trucks             539        383      1,860    1,725
      Pontiac                        115        127        533      613
      GMC                            163        117        555      529
      Buick                          105         83        406      405
      Oldsmobile                      44         65        234      289
      Saturn                          61         55        261      272
      Cadillac                        47         41        172      189
      Other                           14         11         53       40
                                   -----      -----      -----    -----
        Total United States        1,281      1,067      4,904    4,953
      Canada, Mexico, and Other      172        167        686      707
                                   -----      -----      -----    -----
        Total GMNA                 1,453      1,234      5,590    5,660
      GME                            383        396      1,801    1,856
      GMLAAM                         166        164        663      605
      GMAP                           124        128        506      476
                                   -----      -----      -----    -----
        Total Worldwide            2,126      1,922      8,560    8,597
                                   =====      =====      =====    =====

     Market Share
      United States - Cars          25.8%      27.8%      26.9%    28.6%
      United States - Trucks        31.4%      26.9%      29.2%    27.0%
        Total United States         28.9%      27.3%      28.1%    27.8%
      Total North America           28.1%      26.9%      27.6%    27.5%
      Total Europe                   8.7%       9.0%       9.2%     9.2%
      Latin America (5)             23.4%      20.9%      22.4%    20.5%
      Asia and Pacific               4.0%       4.1%       3.9%     3.7%
        Total Worldwide             15.7%      14.7%      15.1%    15.0%

     U.S. Retail/Fleet Mix
      % Fleet Sales - Cars          14.8%      26.5%      25.7%    27.3%
      % Fleet Sales - Trucks         7.5%      12.4%      12.1%    14.8%
        Total Vehicles              10.4%      19.3%      18.4%    21.2%

     Retail Lease as % of Retail Sales
      Total Smartlease
      and Smartbuy                   4.3%      14.0%      11.9%    21.8%

     Days Supply of Inventory
      at December 31
      United States - Cars            93        109
      United States - Trucks          75        127

     Capacity Utilization
      U.S. and Canada
      (2 shift rated)               81.7%      86.8%      79.0%    89.4%

     GMNA Net Price                 (1.5%)     (1.7%)     (1.3%)   (0.7%)


     See footnotes on page 14.

                           General Motors Corporation
                              Operating Statistics

                                    Fourth Quarter        Year to Date
                                    --------------       --------------
                                    2001       2000      2001      2000
                                    ----       ----      ----      ----

     GMAC's U.S. Cost of Borrowing  4.76%      6.81%      5.51%    6.64%

     Current Debt Spreads Over
      U.S. Treasuries
      2 Year                         195 bp     125 bp
      5 Year                         215 bp     200 bp
      10 Year                        225 bp     235 bp

     Worldwide Employment
      at Dec. 31, Excluding
      Contract (in 000's)
      United States Hourly           126        133
      United States Salary            42         44
                                     ---        ---
        Total United States          168        177
      Canada, Mexico, and Other       34         35
                                     ---        ---
      GMNA                           202        212
      GME                             73         89
      GMLAAM                          23         24
      GMAP                            11         11
      Hughes                          12         11
      GMAC                            28         29
      Other                           13         12
                                     ---        ---
        Total                        362        388
                                     ===        ===

     Worldwide Payrolls ($Bil's)    $4.8       $5.1      $19.8    $21.6

     Footnotes:
     ---------
    (1) Adjusted amounts represent the reported amounts less the effects of special items. Special items for year to date 2001 and 2000 are detailed on pages 6-7 and 8, respectively. Special items for fourth quarter 2000 are detailed on page 9. There are no special items in the fourth quarter of 2001. The 2001 amounts include the $97 million pre-tax and after-tax charge ($0.14 EPS) resulting from the currency devaluation in Argentina (GMLAAM $53 million; Hughes $29 million; GMAC $15 million).
    (2) Represents total cash for Automotive, Communications Services, and Other Operations, excluding Hughes, which includes cash and marketable securities, as well as approximately $3.0 billion invested in short-term fixed income securities of the Corporation's Voluntary Employees' Beneficiary Association Trust.
    (3) Excludes the effects of purchase accounting adjustments related to General Motors' acquisition of Hughes in 1985.
    (4)  Excludes Hughes Series A Preferred Stock dividends payable to
         General Motors.
    (5)  Latin America excludes the Middle East and Africa.
    (6) Excludes the effect of the currency devaluation in Argentina in 2001 and Hughes' disposal of DirecTV Japan in 2000.

                        CONSOLIDATED STATEMENTS OF INCOME


                                       Three Months Ended December 31,
                                       -------------------------------
                                           2001          2000
                                           ----          ----
                                (dollars in millions except per share amounts)

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

Total net sales and revenues             $45,950       $46,341
                                          ------        ------
Cost of sales and other expenses          37,293        36,776
Selling, general, and administrative
  expenses                                 6,131         6,648
Interest expense                           2,152         2,486
                                         -------       -------
  Total costs and expenses                45,576        45,910
                                          ------        ------
Income before income taxes and
  minority interests                         374           431
Income tax expense                           180           245
Equity income (loss) and minority interests   61           (97)
                                            ----          ----
  Net income                                 255            89
Dividends on preference stocks               (23)          (27)
                                            ----            --
  Earnings attributable to common stocks    $232           $62
                                             ===            ==

Basic earnings (losses) per share
  attributable to common stocks
Earnings per share attributable
  to $1-2/3 par value                      $0.61        $(1.14)
                                            ====          ====
Earnings per share attributable
  to Class H                              $(0.12)        $0.80
                                            ====          ====

Earnings (losses) per share
  attributable to common
  stocks assuming dilution
Earnings per share attributable
  to $1-2/3 par value                      $0.60        $(1.16)
                                            ====          ====
Earnings per share attributable
  to Class H                              $(0.12)        $0.76
                                            ====          ====

                                          Three Months Ended
                                             December 31,
                                          -------------------
                                          2001          2000
                                          ----          ----
                                         (dollars in millions)

AUTOMOTIVE, COMMUNICATIONS SERVICES, AND OTHER OPERATIONS

Total net sales and revenues             $39,299       $39,960
                                          ------        ------
Cost of sales and other expenses          35,083        34,895
Selling, general, and administrative
  expenses                                 4,206         4,942
                                          ------        ------
  Total costs and expenses                39,289        39,837
                                          ------        ------
Interest expense                             222           167
Net expense from transactions with
  Financing and Insurance Operations         120           174
                                             ---           ---
Loss before income taxes and
  minority interests                        (332)         (218)
Income tax expense (benefit)                 (76)           10
Equity income (loss) and minority interests   71           (92)
                                            ----          ----
  Net loss - Automotive, Communications
    Services, and Other Operations         $(185)        $(320)
                                             ===           ===

FINANCING AND INSURANCE OPERATIONS

Total revenues                            $6,651        $6,381
                                           -----         -----

Interest expense                           1,930         2,319
Depreciation and amortization expense      1,428         1,502
Operating and other expenses               1,885         1,658
Provisions for financing and
  insurance losses                           822           427
                                           -----         -----
  Total costs and expenses                 6,065         5,906
                                           -----         -----
Net income from transactions with
  Automotive, Communications Services,
  and Other Operations                      (120)         (174)
                                           -----         -----
Income before income taxes and
  minority interests                         706           649
Income tax expense                           256           235
Equity income (loss) and minority interests  (10)           (5)
                                           -----         -----
  Net income - Financing and
    Insurance Operations                    $440          $409
                                             ===           ===

                                               Years Ended December 31,
                                            --------------------------------
                                            2001          2000          1999
                                            ----          ----          ----
                                 (dollars in millions except per share amounts)

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

Total net sales and revenues            $177,260      $184,632      $176,558
                                         -------       -------       -------
Cost of sales and other expenses         143,850       145,664       140,708
Selling, general, and administrative
  expenses                                23,302        22,252        19,053
Interest expense                           8,590         9,552         7,750
                                         -------       -------       -------
  Total costs and expenses               175,742       177,468       167,511
                                         -------       -------       -------
Income before income taxes and
  minority interests                       1,518         7,164         9,047
Income tax expense                           768         2,393         3,118
Equity income (loss) and minority
  interests                                 (149)         (319)         (353)
                                           -----        ------         -----
Income from continuing operations            601         4,452         5,576
Income from discontinued operations            -             -           426
                                           -----        ------         -----
  Net income                                 601         4,452         6,002
Dividends on preference stocks              ( 99)         (110)          (80)
                                             ---         -----         -----
  Earnings attributable to common stocks    $502        $4,342        $5,922
                                             ===         =====         =====

Basic earnings (losses) per share
  attributable to common stocks
$1-2/3 par value
  Continuing operations                    $1.78         $6.80         $8.70
  Discontinued operations                      -             -          0.66
                                            ----          ----          ----
Earnings per share attributable
  to $1-2/3 par value                      $1.78         $6.80         $9.36
                                            ====          ====          ====
Earnings per share attributable
  to Class H                              $(0.55)        $0.56        $(0.26)
                                            ====          ====          ====

Earnings (losses) per share
  attributable to common
  stocks assuming dilution
$1-2/3 par value
  Continuing operations                    $1.77         $6.68         $8.53
  Discontinued operations                      -             -          0.65
                                            ----          ----          ----
Earnings per share attributable to
  $1-2/3 par value                         $1.77         $6.68         $9.18
                                            ====          ====          ====
Earnings per share attributable
  to Class H                              $(0.55)        $0.55        $(0.26)
                                            ====          ====          ====

                  CONSOLIDATED STATEMENTS OF INCOME - concluded

                                                 Years Ended December 31,
                                             -------------------------------
                                             2001          2000         1999
                                             ----          ----         ----
                                                   (dollars in millions)

AUTOMOTIVE, COMMUNICATIONS SERVICES, AND OTHER OPERATIONS

Total net sales and revenues            $151,491      $160,627      $156,107
                                         -------       -------       -------
Cost of sales and other expenses         135,620       138,303       134,111
Selling, general, and administrative
  expenses                                16,043        16,246        14,324
                                         -------       -------       -------
  Total costs and expenses               151,663       154,549       148,435
                                         -------       -------       -------
Interest expense                             751           815           828
Net expense from transactions with
  Financing and Insurance Operations         435           682           308
                                          ------        ------        ------
Income (loss) from continuing
  operations before income
  taxes and minority interests            (1,358)        4,581         6,536
Income tax (benefit) expense                (270)        1,443         2,167
Equity income (loss) and minority
  interests                                  (79)         (299)         (327)
                                           -----         -----         -----
Income (loss) from continuing operations  (1,167)        2,839         4,042
Income from discontinued operations            -             -           426
                                           -----         -----         -----
  Net income (loss) - Automotive,
    Communications Services,
    and Other Operations                 $(1,167)       $2,839        $4,468
                                           =====         =====         =====


                                                 Years Ended December 31,
                                             -------------------------------
                                             2001          2000         1999
                                             ----          ----         ----
                                                   (dollars in millions)
FINANCING AND INSURANCE OPERATIONS

Total revenues                           $25,769       $24,005       $20,451
                                          ------        ------        ------

Interest expense                           7,839         8,737         6,922
Depreciation and amortization expense      5,857         5,982         5,445
Operating and other expenses               7,105         5,805         4,595
Provisions for financing and
  insurance losses                         2,527         1,580         1,286
                                          ------        ------        ------
  Total costs and expenses                23,328        22,104        18,248
                                          ------        ------        ------
Net income from transactions with
  Automotive,  Communications Services,
  and Other Operations                      (435)         (682)         (308)
                                           -----         -----         -----
Income before income taxes and
  minority interests                       2,876         2,583         2,511
Income tax expense                         1,038           950           951
Equity income (loss) and minority
  interests                                  (70)          (20)          (26)
                                           -----         -----         -----
  Net income - Financing and
    Insurance Operations                  $1,768        $1,613        $1,534
                                           =====         =====         =====

                           CONSOLIDATED BALANCE SHEETS
                                                               December 31,
GENERAL MOTORS CORPORATION AND SUBSIDIARIES                2001           2000
                                                           ----           ----
                        ASSETS                            (dollars in millions)
Automotive, Communications Services, and Other Operations
Cash and cash equivalents                                $8,432        $9,119
Marketable securities                                       790         1,161
                                                         ------       -------
  Total cash and marketable securities                    9,222        10,280
Accounts and notes receivable (less allowances)           5,406         5,835
Inventories (less allowances)                            10,034        10,945
Equipment on operating leases (less
  accumulated depreciation)                               4,524         5,699
Deferred income taxes and other current assets            7,877         8,388
                                                        -------       -------
  Total current assets                                   37,063        41,147
Equity in net assets of nonconsolidated associates        4,950         3,497
Property - net                                           34,908        33,977
Intangible assets - net                                  13,721         7,622
Deferred income taxes                                    22,294        14,870
Other assets                                             17,274        32,243
                                                        -------       -------
  Total Automotive, Communications Services, and
    Other Operations assets                             130,210       133,356
Financing and Insurance Operations
Cash and cash equivalents                                10,123         1,165
Investments in securities                                10,669         9,595
Finance receivables - net                                99,813        92,415
Investment in leases and other receivables               34,618        36,752
Other assets                                             36,979        27,846
Net receivable from Automotive, Communications
  Services, and  Other Operations                         1,557         1,971
                                                        -------       -------
  Total Financing and Insurance Operations assets       193,759       169,744
                                                        -------       -------
Total assets                                           $323,969      $303,100
                                                        =======       =======

               LIABILITIES AND STOCKHOLDERS' EQUITY

Automotive, Communications Services, and Other Operations
Accounts payable (principally trade)                    $18,297       $18,309
Loans payable                                             2,402         2,208
Accrued expenses                                         34,090        33,252
Net payable to Financing and Insurance Operations         1,557         1,971
                                                        -------       -------
  Total current liabilities                              56,346        55,740
Long-term debt                                           10,726         7,410
Postretirement benefits other than pensions              34,515        34,306
Pensions                                                 10,790         3,480
Other liabilities and deferred income taxes              13,794        15,768
                                                        -------       -------
  Total Automotive, Communications Services, and
    Other Operations liabilities                        126,171       116,704
Financing and Insurance Operations
Accounts payable                                          7,900         7,416
Debt                                                    153,186       135,037
Other liabilities and deferred income taxes              16,259        12,922
                                                        -------       -------
  Total Financing and Insurance Operations liabilities  177,345       155,375
Minority interests                                          746           707
General Motors - obligated mandatorily redeemable
  preferred securities of subsidiary
  trusts holding solely junior subordinated
  debentures of General Motors
    Series G                                                  -           139
Stockholders' equity
$1-2/3 par value common stock (issued,
  559,044,427 and 548,181,757 shares)                       932           914
Class H common stock (issued, 877,505,382 and
  875,286,559 shares)                                        88            88
Capital surplus (principally additional
  paid-in capital)                                       21,519        21,020
Retained earnings                                         9,463        10,119
                                                        -------       -------
    Subtotal                                             32,002        32,141
Accumulated foreign currency translation adjustments     (2,919)       (2,502)
Net unrealized loss on derivatives                         (307)            -
Net unrealized gains on securities                          512           581
Minimum pension liability adjustment                     (9,581)          (45)
                                                        -------       -------
    Accumulated other comprehensive loss                (12,295)       (1,966)
                                                        -------       -------
      Total stockholders' equity                         19,707        30,175
                                                        -------       -------
Total liabilities and stockholders' equity             $323,969      $303,100
                                                        =======       =======


                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                    For The Years Ended December 31,
                                      ------------------------------------------------------------------------------------------
                                                 2001                           2000                               1999
                                      ------------------------------------------------------------------------------------------
                                      Automotive,      Financing      Automotive,      Financing      Automotive,      Financing
                                      Comm.Serv.,         and         Comm.Serv.,          and        Comm.Serv.,         and
                                      and Other        Insurance      and Other        Insurance      and Other        Insurance
                                      ---------        ---------      ---------        ---------      ---------        ---------
                                                                        (dollars in millions)
Cash flows from operating activities
Income (loss) from continuing
  operations                             (1,167)          1,768          $2,839          $1,613          $4,042          $1,534
Adjustments to reconcile income
  (loss) from continuing
  operations to net cash
  provided by operating activities
   Depreciation and amortization
     expenses                             7,051           5,857           7,429           5,982           6,873           5,445
   Postretirement benefits other
     than pensions, net of payments
     and VEBA contributions               1,861              20             772              27          (1,057)             21
   Pension expense, net of contributions    148               -             128               -            (808)              -
   Originations and purchases of
     mortgage loans                           -        (109,513)              -         (51,202)              -         (53,006)
   Proceeds on sales of mortgage loans        -         105,085               -          51,444               -          55,777
   Originations and purchases of
     mortgage securities                      -          (3,298)              -          (1,571)              -          (1,309)
   Proceeds on sales of mortgage securities   -           2,875               -             994               -           1,545
   Change in other investments and
     miscellaneous assets                   959          (1,018)          1,154          (1,692)            522            (127)
   Change in other operating assets
     and liabilities                     (2,056)            850             724           2,505           7,523             (23)
   Other                                   (897)            394          (2,175)            779            (951)            944
                                          -----           -----          ------           -----          ------          ------
Net cash provided by operating
  activities                             $5,899          $3,020         $10,871          $8,879         $16,144         $10,801
                                          -----           -----          ------           -----          ------          ------

Cash flows from investing activities
Expenditures for property                (8,611)            (20)         (9,200)           (522)         (7,061)           (323)
Investments in marketable securities
  - acquisitions                           (857)        (34,198)         (2,520)        (24,599)         (4,149)        (21,257)
Investments in marketable securities
  - liquidations                          1,228          33,124           3,057          24,114           2,886          20,593
Mortgage servicing rights - acquisitions      -          (1,986)              -          (1,096)              -          (1,424)
Mortgage servicing rights - liquidations      -              28               -              12               -              35
Finance receivables - acquisitions            -        (236,723)              -        (214,666)              -        (186,379)
Finance receivables - liquidations            -         131,447               -         143,242               -         130,293
Proceeds from sales of finance receivables    -          96,029               -          58,369               -          48,178
Operating leases - acquisitions          (5,214)        (12,826)         (6,709)        (15,174)         (6,415)        (16,750)
Operating leases - liquidations           5,943          11,780           6,149           9,844           4,243           7,836
Investments in companies, net of
  cash acquired                            (743)           (542)         (4,302)         (2,077)         (2,706)         (2,402)
Net investing activity with Financing
  and Insurance Operations                 (514)              -          (1,069)              -              75               -
Other                                       176            (459)          3,281              93            (924)            732
Net cash used in investing activities    (8,592)        (14,346)        (11,313)        (22,460)        (14,051)        (20,868)
                                          -----          ------          ------          ------          ------          ------

Cash flows from financing activities
Net increase (decrease) in loans payable    194         (20,238)            142           7,723             140          (2,500)
Long-term debt - borrowings               5,849          58,498           5,279          22,414           9,090          26,471
Long-term debt - repayments              (2,602)        (18,882)         (6,196)        (16,196)         (8,281)        (13,078)
Net financing activity with Automotive,
  Communications Services, and
  Other Operations                            -             514               -           1,069               -             (75)
Repurchases of common and preference
  stocks                                   (264)              -          (1,613)              -          (3,870)              -
Proceeds from issuing common stocks         100               -           2,792               -           2,090               -
Proceeds from sales of treasury stocks      418               -               -               -               -               -
Cash dividends paid to stockholders      (1,201)              -          (1,294)              -          (1,367)              -
                                          -----          ------           -----          ------           -----          ------
Net cash provided by (used in)
  financing activities                    2,494          19,892            (890)         15,010          (2,198)         10,818
                                          -----          ------            ----          ------           -----          ------

Effect of exchange rate changes on
  cash and  cash equivalents                (74)            (22)           (249)             (6)           (206)              -
Net transactions with Automotive/
  Financing Operations                     (414)            414             970            (970)            185            (185)
                                            ---             ---             ---             ---             ---             ---
Net cash (used in) provided by
  continuing operations                    (687)          8,958            (611)            453            (126)            566
Net cash provided by discontinued
  operations                                  -               -               -               -             128               -
                                            ---           -----             ---             ---             ---             ---
Net (decrease) increase in cash
  and cash equivalents                     (687)          8,958            (611)            453               2             566
Cash and cash equivalents at
  beginning of the year                   9,119           1,165           9,730             712           9,728             146
                                          -----           -----           -----             ---           -----             ---
Cash and cash equivalents at
  end of the year                        $8,432         $10,123          $9,119          $1,165          $9,730            $712
                                          =====          ======           =====           =====           =====             ===

              Hughes Reports Fourth Quarter 2001 Financial Results

            Strong DIRECTV U.S. Subscriber Growth Beats Expectations


      El Segundo, Calif., January 15, 2002 -- Hughes Electronics Corporation, the world's leading provider of digital television entertainment, broadband services, satellite-based private business networks, and global video and data broadcasting, today reported fourth quarter 2001 revenues increased 10.8% to $2,280.6 million, compared with $2,059.0 million in the fourth quarter of 2000. EBITDA(1) for the quarter was $118.2 million and EBITDA margin(1) was 5.2%, compared with the fourth quarter of 2000 EBITDA of $153.8 million and EBITDA margin of 7.5%.

      "I am pleased to report that in the fourth quarter we met or exceeded all of our key financial commitments while making excellent progress toward our goal of improving operational performance," said Jack A. Shaw, HUGHES' president and chief executive officer. "Our DIRECTV U.S. business substantially exceeded expectations by adding 405,000 net new subscribers in the quarter. Additionally, we had solid revenue growth in the quarter driven by continued strong demand for DIRECTV(R) services in both the United States and Latin America, as well as increased sales of DIRECTV receivers and DIRECWAY systems at Hughes Network Systems."

      Shaw continued, "EBITDA increased in each of our key businesses driven by operational improvements including aggressive cost reductions, a reduced workforce and lower customer churn at our DIRECTV businesses. These improvements were partially offset by the losses from our new DIRECTV DSL(TM) service, which were not included in our 2000 results, and a $29 million charge at DIRECTV Latin America due to the devaluation of the Argentinean peso." Also impacting the EBITDA change were one-time favorable adjustments in the fourth quarter of 2000 for corporate expenditures primarily related to pension and other employee costs.

      HUGHES had a fourth quarter 2001 net loss of $132.6 million compared to net income of $1,057.8 million in the same period of 2000. The change was primarily due to the gain on the sale of HUGHES' satellite manufacturing businesses in the fourth quarter of 2000, increased net interest expense, and the lower EBITDA. These reductions were partially offset by a $42 million tax benefit resulting from losses previously booked on HUGHES' investment in Motient Corporation.

                           FULL-YEAR FINANCIAL REVIEW

      For 2001, revenues increased 13.4% to $8,262.0 million, compared to $7,287.6 million for the same period in 2000. This increase was primarily due to continued subscriber growth at DIRECTV in the United States and Latin America, partially offset by fewer sales and sales-type leases at PanAmSat and lower shipments of DIRECTV receiver systems at Hughes Network Systems.

      EBITDA for 2001 was $389.9 million and EBITDA margin was 4.7%, compared to EBITDA of $594.0 million and EBITDA margin of 8.2% in 2000. The decrease in EBITDA and EBITDA margin was primarily attributable to the higher outright sales and sales-type leases of satellite transponders at PanAmSat in 2000, increased investment in HNS' consumer DIRECWAY business, losses from the new DIRECTV DSL service, as well as one-time severance charges recorded in the third quarter of 2001. These items were partially offset by improved DIRECTV operating performance due to the higher gross profit resulting from the larger subscriber bases in the United States and Latin America, and lower corporate expenses.

      For 2001, net losses totaled $621.6 million compared to net income of $813.0 million in 2000. The change was primarily due to the sale of HUGHES' satellite manufacturing businesses in 2000, the lower EBITDA and an increase in depreciation and amortization expense in the Direct-To-Home Broadcast segment and at PanAmSat.

                  Segment Financial Review: Fourth Quarter 2001

                            Direct-To-Home Broadcast

      Fourth quarter 2001 revenues for the segment increased 12.7% to $1,714.2 million from $1,520.5 million in the fourth quarter of 2000. The segment had negative EBITDA of $5.3 million compared with EBITDA of $16.4 million in the fourth quarter of 2000.

      United States: As reported last week, DIRECTV added 910,000 gross subscribers in the quarter and after accounting for churn, substantially exceeded expectations by adding 405,000 net subscribers in the quarter. As a result, DIRECTV had 10.7 million subscribers as of December 31, 2001, representing a 13% increase over the 9.5 million customers attained as of December 31, 2000.

      DIRECTV reported quarterly revenues of $1,518 million, an increase of 12% from last year's fourth quarter revenues of $1,351 million. The increase was primarily due to continued subscriber growth.

      EBITDA for the fourth quarter of 2001 was $63 million compared to EBITDA of $59 million in last year's fourth quarter. This increase was due to the additional gross profit gained from DIRECTV's larger subscriber base, mostly offset by increased investments in its customer service and installation network.

      DIRECTV DSL: The DIRECTV DSL service was created following HUGHES' April 2001 acquisition of Telocity. As a result, no comparative financial data for DIRECTV DSL is included for 2000.

      The DIRECTV DSL service had fourth quarter 2001 revenues of $11 million and negative EBITDA of $32 million. Approximately 17,500 net customers were added to the DIRECTV DSL service in the quarter. As of December 31, 2001, DIRECTV DSL had about 91,000 residential broadband customers in the United States compared to about 48,000 customers as of December 31, 2000.

      Latin America: The DIRECTV service in Latin America added 113,000 net subscribers in the fourth quarter of 2001. The total number of DIRECTV subscribers in Latin America as of December 31, 2001, was approximately 1,610,000 compared to about 1,305,000 as of December 31, 2000, representing an increase of approximately 23%.

      DIRECTV Latin America generated $186 million in revenues for the quarter compared with $169 million in the fourth quarter of 2000. This 10% increase was primarily due to continued subscriber growth and the impact from the financial consolidation of the Argentinean and Colombian local operating companies following their acquisition in the first half of 2001.

      Excluding a $29 million charge for the recent devaluation of the Argentinean peso, DIRECTV Latin America had negative EBITDA of $7 million in the quarter compared to negative EBITDA of $43 million in the same period of 2000. The improvement was primarily due to the increased gross profit generated from the larger subscriber base, aggressive costs reductions and reduced marketing costs. These improvements were partially offset by losses related to the consolidation of the Argentinean and Colombian local operating companies.

                               Satellite Services

      PanAmSat, which is 81%-owned by HUGHES, generated fourth quarter 2001 revenues of $203.7 million compared with $202.9 million in the prior year's period. EBITDA for the quarter was $139.3 million and EBITDA margin was 68.4%, compared with fourth quarter 2000 EBITDA of $136.1 million and EBITDA margin of 67.1%. The increase in EBITDA and EBITDA margin was principally due to recently implemented cost reduction programs.

      As of December 31, 2001, PanAmSat had contracts for satellite services representing future payments (backlog) of over $5.8 billion compared to approximately $6.0 billion at the end of the fourth quarter of 2000.

                                 Network Systems

      Hughes Network Systems (HNS) generated fourth quarter 2001 revenues of $435.7 million versus $389.5 million in the fourth quarter of 2000. The 11.9% increase resulted from increased shipments of DIRECTV receiver systems and higher sales of DIRECWAY(R) systems to both enterprises and consumers. HNS added approximately 14,000 net DIRECWAY residential broadband customers in the quarter, bringing the cumulative total to approximately 101,000 subscribers in North America. Additionally, HNS shipped 814,000 DIRECTV receiver systems in the fourth quarter of 2001 compared to 680,000 units in the same period last year.

      In the quarter, HNS reported negative EBITDA of $14.1 million compared to negative EBITDA of $34.3 million in the fourth quarter of 2000. The improvement in EBITDA is primarily attributable to higher operating margins on the increased DIRECTV receiver shipments, partially offset by increased investment in the DIRECWAY and SPACEWAY broadband businesses.

                                  BALANCE SHEET

      From December 31, 2000 to December 31, 2001, the company's consolidated cash balance decreased $808.0 million to $700.1 million and total debt increased $1,330.7 million to $2,647.3 million. The major uses of cash were for satellite and capital expenditures, a settlement with the Raytheon Company on a purchase price adjustment related to Raytheon's 1997 merger with Hughes Defense, and the purchase of Telocity.

      Hughes Electronics Corporation is a unit of General Motors Corporation. The earnings of Hughes Electronics are used to calculate the earnings attributable to the General Motors Class H common stock (NYSE:GMH).

      A live webcast of HUGHES' fourth quarter 2001 earnings call will be available on the company's website at www.hughes.com. The call will begin at 2:00 p.m. ET, today. The dial in number for the call is (913) 981-5537. The webcast will be archived on the Investor Relations portion of the HUGHES website and a replay will be available (dial in number: 888-203-1112, code: 671802) beginning on Friday, January 18.

                            HUGHES FINANCIAL GUIDANCE

------------------------------------------------------------------------------
                           First Quarter      Prior Full Year     Revised Full
                               2002               2002            Year 2002
------------------------------------------------------------------------------
HUGHES
------------------------------------------------------------------------------
   Revenues               $1,950 - 2,000M*      $9.0 - 9.2B       No Change*
------------------------------------------------------------------------------
   EBITDA                  $100 - 150M*         $750 - 850M       No Change*
------------------------------------------------------------------------------
   Cash Requirements            N/A             $1.5 - 1.7B       No Change*
------------------------------------------------------------------------------

DIRECTV U.S.
------------------------------------------------------------------------------
   Revenue                   ~$1,425M          $6.0 - 6.2B        No Change
------------------------------------------------------------------------------
   EBITDA                   $80 - 100M         $525 - 575M        No Change
------------------------------------------------------------------------------
   Net Subscriber Adds      200 - 250K          1.0 - 1.2M        No Change
------------------------------------------------------------------------------

DIRECTV DSL
------------------------------------------------------------------------------
   Revenue                      N/A             ~$75M             No Change
------------------------------------------------------------------------------
   EBITDA                     ~$(30)M           ~$(100)M          No Change

------------------------------------------------------------------------------
   Net Subscriber Adds          N/A             ~100K             No Change
------------------------------------------------------------------------------

DIRECTV Latin America
------------------------------------------------------------------------------
   Revenue                    ~$190M*          $925 - 975M        No Change*
------------------------------------------------------------------------------
   EBITDA                    ~$(20)M*           Break-even        No Change*
------------------------------------------------------------------------------
   Net Subscriber Adds         ~40K*            ~250K             No Change*
------------------------------------------------------------------------------

Hughes Network Systems
------------------------------------------------------------------------------
   Revenue                  $225 - 250M        $1.3 - 1.4B        No Change
------------------------------------------------------------------------------
   EBITDA                  $(30) - (40)M       $(50) - (75)M      No Change
------------------------------------------------------------------------------
   DIRECWAY Net Sub Adds        N/A             100 - 200K        No Change
------------------------------------------------------------------------------

PanAmSat
------------------------------------------------------------------------------
   Revenue                  $200 - 205M        $790 - 825M        No Change
------------------------------------------------------------------------------
   New Outright Sales          None             None              No Change
   and Sales-Type Leases
------------------------------------------------------------------------------
   EBITDA Margin           70% or higher       70% or higher      No Change
------------------------------------------------------------------------------
* Excludes the potential impact from the devaluation of the Argentinean peso.

      NOTE: Hughes Electronics Corporation believes that some of the foregoing statements may constitute forward-looking statements. When used in this report, the words "estimate," "plan," "project," "anticipate," "expect," "intend," "outlook," "believe," and other similar expressions are intended to identify such forward-looking statements and information. Important factors that may cause actual results of HUGHES to differ materially from the forward-looking statements in this report are set forth in the Form 10-Ks filed with the SEC by General Motors and HUGHES.
----------------------
(1) EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) is the sum of operating profit (loss) and depreciation and amortization. EBITDA margin is calculated by dividing EBITDA by total revenues.

                                       ###


CONSOLIDATED STATEMENTS OF OPERATIONS AND
AVAILABLE SEPARATE CONSOLIDATED NET INCOME (LOSS)
(Dollars in Millions)
(Unaudited)
                                                       Three Months Ended      Year Ended
                                                         December 31,         December 31,
                                                      ------------------  -------------------
                                                       2001      2000       2001      2000
------------------------------------------------------------------------  -------------------
Revenues
Direct broadcast, leasing and other services         $1,934.6  $1,738.9  $7,202.3   $6,262.2
Product sales                                           346.0     320.1   1,059.7    1,025.4
---------------------------------------------------------------------------------------------
Total Revenues                                        2,280.6   2,059.0   8,262.0    7,287.6
---------------------------------------------------------------------------------------------
Operating Costs and Expenses
Broadcast programming and other costs                   898.8     776.9   3,254.2    2,812.8
Cost of products sold                                   309.8     234.5     900.2      815.1
Selling, general and administrative expenses            953.8     893.8   3,717.7    3,065.7
Depreciation and amortization                           296.8     275.0   1,147.7      948.1
---------------------------------------------------------------------------------------------
Total Operating Costs and Expenses                    2,459.2   2,180.2   9,019.8    7,641.7
---------------------------------------------------------------------------------------------

Operating Loss                                         (178.6)   (121.2)   (757.8)    (354.1)

Interest income                                           4.5      34.0      56.7       49.3
Interest expense                                        (61.9)    (49.0)   (195.9)    (218.2)
Other, net                                               (2.7)      1.8     (92.7)    (292.6)
---------------------------------------------------------------------------------------------
Loss From Continuing Operations
      Before Income Taxes, Minority
      Interests and Cumulative Effect
      of Accounting Change                             (238.7)   (134.4)   (989.7)    (815.6)

Income tax benefit                                      107.8      51.7     325.6      406.1
Minority interests in net (earnings)
      losses of subsidiaries                             (1.7)     22.4      49.9       54.1
---------------------------------------------------------------------------------------------

Loss from continuing operations
      before cumulative effect of
      accounting change                                (132.6)    (60.3)   (614.2)    (355.4)
Income (Loss) from discontinued
      operations, net of taxes                              -     (14.2)        -       36.1
Gain on sale of discontinued operations, net of taxes       -   1,132.3         -    1,132.3
---------------------------------------------------------------------------------------------

Income (Loss) before cumulative
      effect of accounting change                      (132.6)  1,057.8    (614.2)     813.0
Cumulative effect of accounting change, net of taxes        -         -      (7.4)         -
---------------------------------------------------------------------------------------------

Net Income (Loss)                                      (132.6)  1,057.8    (621.6)     813.0

Adjustment to exclude the effect of GM
      purchase accounting                                 0.8       1.0       3.3       16.9
---------------------------------------------------------------------------------------------

Income (Loss) Excluding the Effect of
      GM Purchase Accounting Adjustment                (131.8)  1,058.8    (618.3)     829.9

Preferred stock dividends                               (24.1)    (24.1)    (96.4)     (97.0)
---------------------------------------------------------------------------------------------

Earnings (Loss) Used for Computation
      of Available Separate Consolidated
      Net Income (Loss)                               $(155.9) $1,034.7   $(714.7)    $732.9
=============================================================================================

Available Separate Consolidated Net Income (Loss)
Average number of shares of General Motors Class H
      Common Stock outstanding (in millions)
      (Numerator)                                       877.3     874.9     876.3      681.2
Average Class H dividend base (in millions)
      (Denominator)                                   1,300.9   1,298.7   1,300.0    1,297.0
Available Separate Consolidated Net Income (Loss)     $(105.1)   $697.1   $(481.8)    $384.9
=============================================================================================

Certain 2000 amounts have been reclassified to conform to the 2001 presentation.



SELECTED SEGMENT DATA
(Dollars in Millions)
(Unaudited)
                                                                    Twelve Months
                                             Fourth Quarter        Ended December 31,
                                           -------------------     -------------------
                                           2001         2000        2001        2000
--------------------------------------------------------------------------------------
DIRECT-TO-HOME BROADCAST
Total Revenues                           $1,714.2   $ 1,520.5   $ 6,304.4   $ 5,238.0
EBITDA (1)                               $   (5.3)  $    16.4   $   (74.8)  $   (24.5)
EBITDA Margin (1)                            N/A          1.1%       N/A         N/A
Operating Loss                           $ (176.1)  $  (147.0)  $  (749.9)  $  (557.9)
Depreciation and Amortization            $  170.8   $   163.4   $   675.1   $   533.4
Capital Expenditures                     $  211.8   $   264.4   $   734.3   $   913.5

--------------------------------------------------------------------------------------
SATELLITE SERVICES
Total Revenues                           $  203.7   $   202.9   $   870.1   $ 1,023.6
EBITDA (1)                               $  139.3   $   136.1   $   580.0   $   694.0
EBITDA Margin (1)                            68.4%       67.1%       66.7%       67.8%
Operating Profit                         $   29.3   $    37.5   $   165.3   $   356.6
Operating Profit Margin                      14.4%       18.5%       19.0%       34.8%
Depreciation and Amortization            $  110.0   $    98.6   $   414.7   $   337.4
Capital Expenditures                     $   96.5   $   131.9   $   338.2   $   449.5

--------------------------------------------------------------------------------------
NETWORK SYSTEMS
Total Revenues                           $  435.7   $   389.5   $ 1,325.8   $ 1,409.8
EBITDA (1)                               $  (14.1)  $   (34.3)  $  (111.8)  $     0.1
Operating Loss                           $  (27.6)  $   (48.1)  $  (171.8)  $   (63.5)
Depreciation and Amortization            $   13.5   $    13.8   $    60.0   $    63.6
Capital Expenditures                     $  197.4   $   128.5   $   664.6   $   369.5

--------------------------------------------------------------------------------------
ELIMINATIONS and OTHER
Total Revenues                           $  (73.0)  $   (53.9)  $  (238.3)  $  (383.8)
EBITDA (1)                               $   (1.7)  $    35.6   $    (3.5)  $   (75.6)
Operating Profit (Loss)                  $   (4.2)  $    36.4   $    (1.4)  $   (89.3)
Depreciation and Amortization            $    2.5   $    (0.8)  $    (2.1)  $    13.7
Capital Expenditures                     $   10.4   $   (14.1)  $     6.4   $   (16.4)

--------------------------------------------------------------------------------------
TOTAL
Total Revenues                           $2,280.6   $ 2,059.0   $ 8,262.0   $ 7,287.6
EBITDA (1)                               $  118.2   $   153.8   $   389.9   $   594.0
EBITDA Margin (1)                             5.2%        7.5%        4.7%        8.2%
Operating Loss                           $ (178.6)  $  (121.2)  $  (757.8)  $  (354.1)
Depreciation and Amortization            $  296.8   $   275.0   $ 1,147.7   $   948.1
Capital Expenditures                     $  516.1   $   510.7   $ 1,743.5   $ 1,716.1

======================================================================================

(1) EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) is the sum of operating profit (loss) and depreciation and amortization. EBITDA margin is calculated by dividing EBITDA by total revenues.

CONSOLIDATED BALANCE SHEETS
(Dollars in Millions)                             December 31,
                                                      2001       December 31,
ASSETS                                             (Unaudited)       2000
-------------------------------------------------------------------------------
Current Assets
Cash and cash equivalents                                $700.1       $1,508.1
Accounts and notes receivable                           1,090.5        1,253.0
Contracts in process                                      153.1          186.0
Inventories                                               360.1          338.0
Deferred income taxes                                     118.9           89.9
Prepaid expenses and other                                918.4          778.7
-------------------------------------------------------------------------------

Total Current Assets                                    3,341.1        4,153.7
Satellites, net                                         4,806.6        4,230.0
Property, net                                           2,197.8        1,707.8
Net Investment in Sales-type Leases                       227.0          221.1
Intangible Assets, net                                  7,156.8        7,151.3
Investments and Other Assets                            1,480.8        1,815.4
-------------------------------------------------------------------------------

Total Assets                                          $19,210.1      $19,279.3
===============================================================================

LIABILITIES AND STOCKHOLDER'S EQUITY
-------------------------------------------------------------------------------
Current Liabilities
Accounts payable                                       $1,227.5       $1,224.2
Deferred revenues                                         178.5          137.6
Short-term borrowings and current portion of
     long-term debt                                     1,658.5           24.6
Accrued liabilities and other                           1,342.0        1,304.5
-------------------------------------------------------------------------------

Total Current Liabilities                               4,406.5        2,690.9
Long-Term Debt                                            988.8        1,292.0
Other Liabilities and Deferred Credits                  1,465.1        1,647.3
Deferred Income Taxes                                     746.5          769.3
Commitments and Contingencies
Minority Interests                                        531.3          553.7
Stockholder's Equity                                   11,071.9       12,326.1
-------------------------------------------------------------------------------

Total Liabilities and Stockholder's Equity            $19,210.1      $19,279.3
===============================================================================

Holders of GM Class H common stock have no direct rights in the equity or assets of Hughes, but rather have rights in the equity and assets of General Motors (which includes 100% of the stock of Hughes).

                                         SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            GENERAL MOTORS CORPORATION
                                            --------------------------
                                                    (Registrant)
Date    January 16, 2002
        -----------------
                                            By
                                            s/Peter R. Bible
                                            -------------------------------
                                            (Peter R. Bible,
                                             Chief Accounting Officer)